UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 22, 2014

SUTOR TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-33959	87-0578370

(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 8, Huaye Road

Dongbang Industrial Park

Changshu, China 215534

(Address of Principal Executive Offices)

(86) 512-52680988

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On and effective December 22, 2014, Mr. Naijiang Zhou resigned as the Director and Chief Financial Officer of Sutor Technology Group Limited (the “Company”), effective immediately. Mr. Zhou’s resignation was due to personal reasons and was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On the same day, the Board of Directors of the Company appointed Mr. Jun Xu as the Company’s Director and Chief Financial Officer, effective immediately.

Mr. Xu, age 37, has nearly fifteen years’ work experience in financial analysis and corporate management. Since May 2010, he has been the Chief Financial Officer of Kunshan Ripang Electronics Technology Co., Ltd., which is a subsidiary of XP Power Ltd., a company publicly traded on London Stock Exchange. Before that, Mr. Xu served as the Financial Manager at Hangzhou MORABU Electric Cable Co., Ltd, a Sino-foreign joint venture, from August 2006 through April 2010. From March 2002 through July 2006, Mr. Xu worked for Hangzhou Tongyuan Real Estate Co., Ltd., a Chinese state-owned enterprise, as Financial Manager. Mr. Xu is a candidate for a master’s degree in economics at Duke University, and he received a Bachelor’s degree in accounting from China University of Mining and Technology.

There is no family relationship exists between Mr. Xu and any directors or executive officers of the Company. In addition, there are no arrangements or understandings between Mr. Xu and any other person pursuant to which he was appointed as director and Chief Financial Officer, and there are no related party transactions with respect to Mr. Xu that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutor Technology Group Limited

Date: December 24, 2014

/s/ Lifang Chen
Chief Executive Officer